EXHIBIT 107
Calculation of Filing Fee Table
S-3
(Form Type)

Olin Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type		Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	1	Debt Securities	457(r)				$0.0001381
Fees to Be Paid	Equity	2	Preferred Stock, par value $1 per share	457(r)				$0.0001381
Fees to Be Paid	Equity	3	Common Stock, par value $1 per share	457(r)				$0.0001381
Fees to Be Paid	Other	4	Warrants	457(r)				$0.0001381
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts							$0.00		$0.00
Total Fees Previously Paid									$0.00
Total Fee Offsets									$0.00
Net Fee Due									$0.00

(1)
An indeterminate aggregate initial offering price or number of the securities of the identified class is being registered as may from time to time be offered at indeterminate prices, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all of the registration fee. Any registration fee will be paid subsequently on a pay-as-you-go basis in accordance with Rule 457(r).

(2)	See Note 1.

(3)	See Note 1.

(4)	See Note 1.